                                                            Exhibit 99.(a)(1)(B)


[LETTERHEAD OF ENDWAVE CORPORATION]


To:      All Endwave Corporation Employees

From:    Julianne Biagini

Date:    September 26, 2001

We are pleased to announce that starting on the date of this e-mail, Endwave will be commencing the "Offer To Exchange Outstanding Stock Options to Purchase Common Stock" (the "Option Exchange Program"). Details about the Option Exchange Program are described in documents filed with the Securities and Exchange Commission, and you will be receiving copies of these materials at the employee meetings described in this memorandum. In addition, these documents are now available via the Endwave Corporation Intranet, "WaveRunner".

The objective of this program is to provide incentive and motivation to our employees, so that they are able to realize the upside potential of creating shareholder value. Currently, many of our employees' stock options are "underwater", which means that the current fair market value of Endwave Corporation's common stock is less than the exercise price of our stock options. This program will allow employees to surrender existing options, in exchange for options with lower exercise prices.

Endwave will offer employees the opportunity to exchange their current options with an exercise price of $6.00 per share or greater, for new options granted on two separate dates. If you elect to participate in the Option Exchange Program,
                    ---------------------------
Endwave will grant you two new, separate options on two separate dates, as follows:

    o Endwave will grant you a Nonqualified Stock Option with an eighteen-month term equal to 30% of your options eligible for the exchange that you elect to cancel (the "Short Term Option"). The shares subject to the Short Term Option will vest monthly following the date of grant, and will be fully vested in twelve months. As long as you maintain your employment status with Endwave, this option grant will be issued and priced on October 25, 2001. If you terminate your employment prior to October 25, 2001, then you will not receive the Short Term Option, and any eligible options that you elected to have cancelled will not be cancelled.

    o You will receive a second Nonqualified Stock Option equal to 70% of the number of shares eligible for the exchange that you elect to cancel (the "New Option"), which will expire ten years from the date of grant. Shares subject to the New Option will vest over a three-year schedule, with one quarter of the grant vesting on the date of grant and vesting quarterly thereafter. As long as you maintain your employment status with Endwave, this option grant will be issued and priced on April 26, 2002. If you terminate your employment prior to April 26, 2002, then you will not receive the New Option.

                 [COMPANY ADDRESS, PHONE NUMBER AND FAX NUMBER]

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All options granted in the Option Exchange Program will not be exercisable until six months from the date of their respective grant, and all new options will be non-qualified stock options, granted at Endwave's closing trading price on the date of grant. If an employee's employment is terminated as a result of the employee's death, disability or retirement, then the employee or the employee's estate may be permitted to exercise the vested portion of the Short-Term Option or New Option within six months of the date of grant.

You will have from now until 5:00 p.m., Pacific Daylight Time, on October 25, 2001 to make your decision. In order to assist you in making an informed decision, we will be holding the following employee meetings.

SITE                       LOCATION                   DATE                         TIME
----------------------------------------------------------------------------------------------------------
Sunnyvale                  Board Room                 September 28, 2001           10:00 a.m. - 11:00 a.m.

Diamond Springs            North Side                 September 27, 2001           3:00 p.m. - 4:00 p.m.

Diamond Springs            North Side                 September 28, 2001           9:00 a.m. - 10:00 a.m.

Torrance                   Teleconference             September 28, 2001           2:30 p.m. - 3:30 p.m.


There is a lot of information for you to evaluate, so please make sure that you attend one of these informational meetings. Document packages will be distributed at those meetings, as well. As you review your package, and have any questions, please contact a member of Human Resources via e-mail at stock.administration@endwave.com or by telephone:
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    o    Beth Dayen, 408-522-3169
    o    Anne Markert-Breesch, 408-522-3132
    o    Leslie Bigler, 408-522-3141
    o    Dianna Brunt, 530-295-6077
    o    Claudia LaFountain, 530-295-6082

                 [COMPANY ADDRESS, PHONE NUMBER AND FAX NUMBER]